Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors

Medican Enterprises, Inc. (formerly known as TC X Calibur, Inc.):

We hereby consent to the incorporation in this Registration Statement on Form S-1, and related Prospectus, of our report dated March 12, 2013, with respect to the audited financial statements of Medican Enterprises, Inc. (formerly known as TC X Calibur, Inc.) as of December 31, 2012 and for the year then ended and for the period from reactivation [January 2005] through December 31, 2012, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mantyla McReynolds, LLC

Salt Lake City, Utah
August 29, 2014